Exhibit 23.2- Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Savings Plan of the SCI Systems, Inc. Employee Financial Security Program and to the incorporation by reference therein of our reports (a) dated August 4, 1994, with respect to the consolidated financial statements of SCI Systems, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 1994 and the related financial statement schedules included therein and (b) dated
June 15, 1994, with respect to the financial statements and schedules of the Savings Plan of the SCI Systems, Inc. Employee Financial Security Program included in the Plan's Annual Report (Form 11-K), for the year ended
December 31, 1993, both filed with the Securities and Exchange Commission.



																											/s/ Ernst & Young

Birmingham, Alabama
December 8, 1994